American High-Income Municipal Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$79,219
Class B	$2,479
Class C	$4,109
Class F	$6,305
Total	$92,112
Class R-5	$1,016
Total	$93,128

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$.6983
Class B	$.5889
Class C	$.5804
Class F	$.6918
Class R-5	$.7330

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	124,317
Class B	4,231
Class C	7,707
Class F	10,766
Total	147,021
Class R-5	1,609
Total	148,630

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.54
Class B	$15.54
Class C	$15.54
Class F	$15.54
Class R-5	$15.54